UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 5, 2008
AMREIT
(Exact name of registrant as specified in its charter)

Texas	0-28378	76-0410050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8 Greenway Plaza, Suite 1000,
Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 850-1400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (b) On September 11, 2008, AmREIT (the “Company”) filed with the American Stock Exchange (“AMEX”) a Section 803 notice informing the AMEX that, due to the resignation of G. Steven Dawson from the Board of Trust Managers of the Company on September 5, 2008, the Company does not have an “audit committee expert” as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K and pursuant to Section 803 of the AMEX Company Guide. Section 803 requires listed companies to have at least one member of the audit committee of the Board of Trust Managers to serve as an audit committee expert or otherwise be financially sophisticated. The Company is in the process of a search for an individual that qualifies as an audit committee expert and the Company intends to complete the process as soon as practicable.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (b) On September 5, 2008, G. Steven Dawson informed the Company of his decision to resign from his position as a trust manager of the Board of Trust Managers of the Company, effective on that date. The Company is in the process of a search for a replacement independent trust manager and audit committee financial expert and the Company intends to complete the process as soon as practicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMREIT
By:	/s/ Chad C. Braun
Chad C. Braun
Executive Vice President, Chief Financial Officer and Secretary

Dated: September 11, 2008